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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
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                        [SYNOVIS LIFE TECHNOLOGIES LOGO]



FROM:                                            FOR:
Padilla Speer Beardsley Inc.                     Synovis Life Technologies, Inc.
1101 West River Parkway                          2575 University Ave.
Minneapolis, Minnesota 55415                     St. Paul, Minnesota 55114

CONTACT:                                         CONTACT:
Nancy A. Johnson/Marian Briggs                   Brett Reynolds, CFO
(612) 455-1745/(612) 455-1742                    (651) 796-7300


FOR IMMEDIATE RELEASE
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SYNOVIS LIFE TECHNOLOGIES ANNOUNCES RECEIPT OF NASDAQ DEFICIENCY AND COMPLIANCE
LETTER AND CHANGE IN AUDIT COMMITTEE MEMBERS

COMPANY NOW IN COMPLIANCE

     ST. PAUL, Minn., May 17, 2006 - Synovis Life Technologies, Inc. (NASDAQ:
SYNO), announced today that it received a letter dated May 16, 2006 from Nasdaq in response to the company's notification to Nasdaq that, for a brief period of time, Synovis was not in compliance with Nasdaq's audit committee requirements as set forth in Marketplace Rule 4350(d)(2) (the "Rule"), related to audit committee member independence. The company is now in compliance with the Rule.

     Synovis notified Nasdaq on May 11, 2006 that it had recently determined that certain payments it made on May 3 and 10, 2006, to the law firm at which an independent director and member of its audit committee, Mr. Mark F. Palma, is a partner caused the company to be out of compliance with the Rule. The letter from Nasdaq confirmed that the company was out of compliance with the Rule for a brief period of time. The law firm in question was retained on short notice given its large presence in the city where a relatively minor, but time sensitive, legal matter arose. The law firm accepted the engagement only after Mr. Palma was notified by the company that any payments would not impair his independence as a board member.


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Synovis Life Technologies, Inc.
May 17, 2006
Page 2


Subsequently, Synovis determined that such payments would compromise Mr. Palma's status as an independent audit committee member as defined in the Rule.

     The company further notified Nasdaq that on May 11, 2006, Mr. Palma resigned from the audit committee, and that Mr. Richard Perkins, another independent director, was appointed to the audit committee. These actions by Synovis resulted in compliance with the Rule, and Nasdaq now considers this matter closed.

     Mr. Palma will continue to serve as a director of Synovis and, in light of the amount likely to be paid to the law firm for the litigation matter, is expected to remain an independent director under the general Nasdaq Marketplace rules.

ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

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